Exhibit 10.76
WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
2012 EQUITY INCENTIVE PLAN
(AS AMENDED AND RESTATED ON JULY 23, 2014)
TIME-BASED SHARE OPTION AWARD AGREEMENT
THIS TIME-BASED SHARE OPTION AWARD AGREEMENT (this “Agreement”), is made by and between Willis Group Holdings Public Limited Company and any successor thereto (the “Company”) and the individual (the “Optionee”) who has signed or electronically accepted this Agreement (including the schedules attached hereto) in the manner specified in the Optionee’s online account with the Company’s designated broker/stock plan administrator.
WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
WHEREAS, the Committee (as defined in the Plan) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Option (as hereinafter defined) provided for herein to the Optionee as an incentive for increased efforts on the part of the Optionee during the Optionee’s employment with the Company or its Subsidiaries (as defined in the Plan), and has advised the Company thereof and instructed the undersigned officer to prepare said Option.
NOW, THEREFORE, the parties hereto do hereby agree as follows:
ARTICLE I
DEFINITIONS
Defined terms used in this Agreement shall have the meaning specified in the Plan or below unless the context clearly indicates to the contrary.
Section 1.1 - Exercise Price
“Exercise Price” shall mean the exercise price of the Option set forth in a schedule to the Agreement or communicated to the Optionee through his or her online account with the Company’s designated broker/stock plan administrator. The Exercise Price shall be not less than 100% of the Fair Market Value of the Shares on the Grant Date.
Section 1.2 - Good Cause [or Cause]
“Good Cause” [or “Cause”] [shall have the meaning ascribed in the Associate's employment agreement.]
Section 1.3 - Good Reason
“Good Reason” [shall have the meaning ascribed in the Associate's employment agreement.]
Section 1.4 - Grant Date
“Grant Date” shall mean the date set forth in a schedule to the Agreement or communicated to the Optionee through his or her online account with the Company’s designated broker/stock plan administrator.
Section 1.5 - Option
“Option” shall mean a time-based share option to purchase a specified number of Shares at a specified Exercise Price during specified time periods granted in accordance with this Agreement and the Plan, subject to the Optionee’s continued employment through each vesting date set forth in a schedule to the Agreement or provided to the Optionee through the Optionee’s online account with the Company’s designated broker/stock plan administrator, unless otherwise set forth in this Agreement.

Section 1.6 - Plan
“Plan” shall mean the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan, as amended from time to time.
Section 1.7 - Pronouns
The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.
Section 1.8 - Secretary
“Secretary” shall mean the Secretary of the Company.
Section 1.9 - Shares
“Shares” shall mean Ordinary Shares of the Company, Nominal Value of $0.000115 each, which may be authorized but unissued.
ARTICLE II
GRANT OF OPTION
Section 2.1 - Grant of Option
Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, including any country-specific provisions set forth in Schedule A to this Agreement, the Company hereby grants to the Optionee an Option to purchase all or part of the aggregate number of Shares that is specified in a schedule to the Agreement or as stated in the Optionee’s online account with the Company’s designated broker/stock plan administrator. In circumstances where the Optionee is required to enter into the Agreement of Restrictive Covenants and Other Obligations set forth in Schedule B, the Optionee agrees that the grant of an Option pursuant to this Agreement is sufficient consideration for the Optionee entering into such agreement.
Section 2.2 - Exercise Price
Subject to Section 2.4, the Exercise Price of each Share subject to the Option shall be as stated in a schedule to the Agreement or communication to the Optionee through the Optionee’s online account with the Company’s designated broker/stock plan administrator.
Section 2.3 - Employment or Service Rights
Subject to the terms of the Agreement of Restrictive Covenants and Other Obligations where applicable, the rights and obligations of the Optionee under the terms of his office or employment with the Company or any Subsidiary shall not be affected by his participation in this Plan or any right which he may have to participate in it. The Option and the Optionee’s participation in the Plan will not be interpreted to form an employment agreement or service contract with the Company or any Subsidiary. The Optionee hereby waives any and all rights to compensation or damages in consequence of his Termination of Service for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to vest in or exercise any Option as a result of such Termination of Service. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.
Section 2.4 - Adjustments in Options Pursuant to Change of Control or Similar Event, etc.
Subject to Sections 12 and 13 of the Plan, in the event that the outstanding Shares subject to the Option are, from time to time, changed into or exchanged for a different number or kind of Shares or other securities, by reason of a share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, Change of Control, or similar event, the Committee shall, in its absolute discretion, substitute or adjust proportionally (i) the number and kind of Shares subject to the Option; (ii) the terms and conditions of the Option; and/or (iii) the Exercise Price of the Option. Any such adjustment or determination made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons.
Section 2.5 - Clawback Policy
The Company may cancel all or part of the Option or require payment by the Optionee to the Company of all or part of any amount or Shares received by the Optionee following the exercise of the Option pursuant to the Company’s Clawback Policy as stated in Section 10 of the Plan.
ARTICLE III
PERIOD OF EXERCISABILITY
Section 3.1 - Commencement of Vesting and Exercisability
(a)Subject to the Optionee’s continued employment with the Company or its Subsidiaries through the applicable vesting date, the Shares shall vest and become exercisable according to a vesting schedule that is set forth in a schedule to the Agreement or provided to the Optionee through the Optionee’s online account with the Company’s designated broker/stock plan administrator, and is in accordance with the periods set forth in Section 3.2 below:
(b)In the event of the Optionee’s Termination of Service as a result of (i) death; (ii) Permanent Disability; or (iii) within two years of a Change of Control, (x) a termination by the Employer without Good Cause [or Cause] or (y) a resignation for Good Reason by the Optionee, the Option shall become fully vested and exercisable with respect to all Shares underlying such Option.
(c)If the event of the Optionee’s Termination of Service prior to, or more than two (2) years after, a Change of Control due to (i) a termination by the Company without Good Cause [or Cause], (ii) resignation with Good Reason by the Optionee, the Option shall become fully vested and exercisable with respect to such number of Shares underlying such Option that would have vested as of the Termination Date after giving effect to service vesting credit equal to an additional twelve (12) months. If, after giving effect to the service vesting credit provided under this Section 3.1(c), the Optionee is not deemed to have satisfied the requirement of continued employment through one or more of the applicable vesting dates pursuant to Section 3.1(a), any unvested Shares underlying the Option shall be forfeited as of the Termination Date.
(d)In the event of the Optionee’s Termination of Service for any reason, then (i) the Option over Shares that are vested and exercisable as of the Optionee’s Termination Date shall remain exercisable as set forth in Section 3.2 (b) below and (ii) the Option over Shares that have not yet vested shall immediately terminate and will at no time become exercisable, except that the Committee may, for Termination of Service for reasons other than a termination by the Employer for Good Cause [or Cause] or for the reasons set forth in Section 3.1(b) or 3.1(c), determine in its sole discretion that the Option over Shares that have not yet vested and become exercisable, shall become vested and exercisable.
(e) Unless otherwise determined by the Committee, in its sole discretion, the Termination Date for purposes of this Section 3.1 and the Agreement will be the later of (i) the last day of the Optionee’s active employment with the Company or its Subsidiaries or (ii) the last day of any notice period or garden leave, as provided for under the Optionee’s employment or service contract or local law.
(f)Except as otherwise set forth in Section 3.1(b) above, in the event of a Change of Control and regardless of whether the Option is assumed or substituted by a successor company, the Option shall not immediately vest and become exercisable unless the Committee so determines at the time of the Change of Control, in its absolute discretion, on such terms and conditions that the Committee deems appropriate.

Section 3.2 - Expiration of Option
(a)The Option shall immediately lapse upon the Optionee’s Termination of Service, subject to, and except as otherwise specified within, the terms and conditions of Section 3.1, above.
(b)The Option over Shares that has become vested and exercisable in accordance with Section 3.1 will cease to be exercisable by the Optionee upon the first to occur of the following events:
i.The eighth anniversary of the Grant Date; or
ii.Twelve months after the Termination Date of the Optionee’s Termination of Service by for the reasons set forth in Sections 3.1(b) or 3.1(c) above; or
iii.Ninety days after the Termination Date of the Optionee’s Termination of Service for any reason other than (A) set forth in Sections 3.1(b) or 3.1(c) or (B) where the Committee has exercised its discretion in accordance with Section 3.1(d) above; or
iv.Six calendar months after the Termination Date of the Optionee’s Termination of Service, provided the Committee has exercised its discretion pursuant to Section 3.1(e) above and termination is other than for Good Cause [or Cause]; or
v.If the Committee so determines pursuant to Section 13 of the Plan and 3.1(f) of this Agreement, during a specified period immediately prior to the effective date of a Change of Control, so long as the Optionee has a reasonable opportunity to exercise or receive value for his Option prior to such effective date.
(c)The Optionee agrees to execute and deliver or electronically accept, in the manner and within the period specified in the Optionee’s online account with the Company’s designated broker/stock plan administrator, the Agreement including any applicable schedules thereto.
(d)The Committee may, in its sole discretion, cancel the Option, if the Optionee fails to execute and deliver or electronically accept the Agreement and documents in the manner specified within the period set forth in Section 3.2(c).
ARTICLE IV
EXERCISE OF OPTION
Section 4.1 - Person Eligible to Exercise
During the lifetime of the Optionee, only he may exercise an Option or any portion thereof. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by any person empowered to do so under the Optionee’s will or under then-applicable laws of inheritance.
Section 4.2 - Partial Exercise
Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole Shares only.
Section 4.3 - Manner of Exercise
An Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his office or the Company’s agent, if so directed, all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:
(a) Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee and made available to the Optionee (or such other person then entitled to exercise the Option);
(b) Full payment (i) in cash, (ii) electronic transfer, (iii) by way of a cashless exercise with a broker as approved by the Company, (iv) by withholding in Shares to be issued upon exercise of the Option, if this method of exercise is approved by the Committee in its sole discretion; (iv) if the Optionee is a U.S. taxpayer or an officer of the Company under Section 16 of the Exchange Act (“Section 16 Officer”), by way of a surrender of Shares previously-owned by the Optionee to the Company, (v) by check, if the Company, in its sole discretion allows this method of payment, (vi) or by a combination thereof) of the Exercise Price for such Option or portion thereof that is exercised, provided the Shares surrendered or withheld have a Fair Market Value (determined as of the day preceding the date of exercise) that is not less than such Exercise Price or part thereof and any Tax-Related Items (as defined in (d) below);
(c) Full payment to the Company or any Subsidiary, by which the Optionee is employed (the “Employer”) of all Tax-Related Items which, under federal, state, local or foreign law, it is required to withhold upon exercise of the Option;
(d)In a case where any Employer is obliged to (or would suffer a disadvantage if it were not to) account for any Tax-Related Items (in any jurisdiction) for which the Optionee is liable by virtue of the Optionee’s participation in the Plan that are legally applicable to the Optionee or deemed by the Company or the Employer, in their discretion to be an appropriate charge to the Optionee, the Optionee agrees to make adequate arrangements satisfactory to the Employer, or their respective agents, at their discretion, to satisfy all Tax-Related Items by one or a combination of the following: (i) withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Employer; (ii) withholding from proceeds of the sale of Shares issued upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization without further consent); (iii) withholding in Shares to be issued upon the exercise of the Option, if this method of exercise is approved by the Committee, in its sole discretion; (iv) if the Optionee is a U.S. taxpayer or a Section 16 officer, by way of surrender of Shares previously-owned by the Optionee to the Company; or (v) by the Optionee’s payment of the Tax-Related Items by cash, electronic transfer or by check if the Company, in its sole discretion, allows the Optionee to pay any Tax-Related Items by check. Provided, however, that if the Optionee is Section 16 Officer, he is entitled to elect the method of withholding from alternatives (i) through (v) above unless payment of any Tax-Related Items by withholding in Shares or payment in check are not available methods of withholding, as determined by the Committee. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Optionee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Optionee is deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items. Finally, the Optionee agrees to pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Optionee fails to comply with his obligations in connection with the Tax-Related Items; and
(e)In the event the Option or any portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.
Without limiting the generality of the foregoing, the Committee may, prior to exercise, require an opinion of counsel reasonably acceptable to it to the effect that any subsequent transfer of Shares acquired on exercise of an Option does not violate the Exchange Act and may issue stop‑transfer orders in the United States covering such Shares.

Section 4.4 - Conditions to Issuance of Shares
The Shares to be delivered upon the exercise of the Option, or any portion thereof in accordance with Section 3.1 of this Agreement, may be either previously authorized but unissued Shares. Such Shares shall be fully paid. The Company shall not be required to deliver any certificates representing such Shares (or their electronic equivalent) issued upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:
(a)The obtaining of approval or other clearance from any state, federal, local or foreign governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and
(b)The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.
Section 4.5 - Rights as Shareholder
The Optionee shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares that may be received upon the exercise of the Option or any portion thereof unless and until certificates representing such Shares or their electronic equivalent shall have been issued by the Company to the Optionee.
ARTICLE V
ADDITIONAL TERMS AND CONDITIONS OF OPTION
Section 5.1 - Nature of Grant
In accepting the Option, the Optionee acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future share options, or benefits in lieu of share options, even if share options have been granted in the past;
(c)all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company;
(d)the Optionee is voluntarily participating in the Plan;
(e)the Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation under any pension arrangement;
(f)the Option and any Shares acquired under the Plan and the income and the value of the same are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;
(h)if the underlying Shares do not increase in value, the Option will have no value;
(i)if the Optionee exercises the and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the Optionee’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed or the terms of the

Optionee’s employment agreement, if any), and in consideration of the grant of the Option to which the Optionee is otherwise not entitled, the Optionee irrevocably agrees never to institute any claim against the Company, any Subsidiary or the Employer, waives the Optionee’s ability, if any, to bring any such claim, and releases the Company, its Subsidiaries and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(k)unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Change of Control or similar event affecting the Shares of the Company; and
(l)the Optionee acknowledges and agrees that neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Optionee pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.
Section 5.2 - No Advice Regarding Grant
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the issuance of Shares upon exercise of the Option or sale of the Shares. The Optionee is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.
ARTICLE VI
DATA PRIVACY NOTICE AND CONSENT
Section 6.1 - Data Privacy
(a)    The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Agreement and any other Option grant materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.
(b)    The Optionee understands that the Company and the Employer may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address, telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the exclusive purpose of implementing, administering and managing the Plan.
(c)    The Optionee understands that Data will be transferred to Computershare or to any other third party assisting in the implementation, administration and management of the Plan. The Optionee understands that the recipients of the Data may be located in the Optionee’s country or elsewhere, and that the recipients’ country (e.g., Ireland) may have different data privacy laws and protections from the Optionee’s country. The Optionee understands that if he resides outside the United States, he may request a list with the names and addresses of any potential recipients of the Data by contacting his local human resources representative. The Optionee authorizes the Company, Computershare and any other recipients of Data which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his participation in the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that if he resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Optionee understands that he is providing the consents herein on a purely voluntary basis. If the Optionee does not consent, or if Optionee later seeks to revoke his consent, his employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Optionee's consent is that the Company would not be able to grant the Optionee an Option or other equity awards or administer or maintain such awards. Therefore, the Optionee understands that refusing or withdrawing his consent may affect the Optionee's ability to participate in the Plan. For more information on the consequences of the Optionee's refusal to consent or withdrawal of consent, the Optionee understands that he may contact his local human resources representative.
ARTICLE VII
AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS
Section 7.1 - Restrictive Covenants and Other Obligations
In consideration of the grant of an Option, the Optionee shall enter into the Agreement of Restrictive Covenants and Other Obligations, a copy of which is attached hereto as Schedule B. In the event the Optionee does not sign and return or electronically accept the Agreement of Restrictive Covenants and Other Obligations in the manner specified within 45 days of the receipt of this Agreement, the Committee may, in its sole discretion, cancel the Option. If no such agreement is required, Schedule B shall state none or not applicable.
ARTICLE VIII
MISCELLANEOUS
Section 8.1 - Administration
The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options. In its absolute discretion, the Committee may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.
Section 8.2 - Options Not Transferable
Neither the Option nor any interest or right therein or part thereof shall be subject to the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 8.2 shall not prevent transfers made solely for estate planning purposes or under a will or by the applicable laws of inheritance.
Section 8.3 - Binding Effect
The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

Section 8.4 - Notices
Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at the following address:
Willis Group Holdings Public Limited Company
c/o Willis North America, Inc.
One World Financial Center
New York, NY 10281
Attention: Share Plans
and any notice to be given to the Optionee shall be at his or her address.
By a notice given pursuant to this Section 8.4, either party may hereafter designate a different address for notices to be given to him. Any notice that is required to be given to the Optionee shall, if the Optionee is then deceased, be given to the Optionee’s personal representatives if such representatives have previously informed the Company of their status and address by written notice under this Section 8.4. Any notice shall have been deemed duly given when sent by facsimile or enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or the United Kingdom’s Post Office or in the case of a notice given by an Optionee resident outside the United States of America or the United Kingdom, sent by facsimile or by a recognized international courier service.
Section 8.5 - Titles
Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 8.6 - Applicability of Plan
The Options shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the Options. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
Section 8.7 - Amendment
This Agreement may be amended only by a document executed by the parties hereto, which specifically states that it is amending this Agreement.
Section 8.8 - Governing Law
This Agreement shall be governed by, and construed in accordance with the laws of Ireland without regard to its conflicts of law provisions; provided, however, that the Agreement of Restrictive Covenants and Other Obligations as set forth in Schedule B, if applicable, shall be governed by and construed in accordance with the laws specified in that agreement without regard to conflicts of law provisions.
Section 8.9 - Jurisdiction
The State and Federal courts located in the County of New York, State of New York shall have exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, the parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of such courts; provided, however, where applicable that with respect to the Agreement of Restrictive Covenants and Other Obligations the courts specified in such agreements shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with that agreement

Section 8.10 - Electronic Delivery and Acceptance
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party broker/stock plan administrator designated by the Company. Further, to the extent that this Agreement has been executed on behalf of the Company electronically, the Optionee accepts the electronic signature of the Company.
Section 8.11 - Language
If the Optionee has received this Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.
Section 8.12 - Severability
The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Section 8.13 - Schedule A
The Option shall be subject to any special provisions set forth in Schedule A for the Optionee’s country of residence, if any. If the Optionee relocates to one of the countries included in Schedule A during the life of the Option, the special provisions for such country shall apply to the Optionee, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Schedule A constitutes part of this Agreement.
Section 8.14 - Imposition of Other Requirements
The Company reserves the right to impose other requirements on the Option and the Shares acquired upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Section 8.15 - Insider Trading / Market Abuse Laws
The Optionee acknowledges that, depending on his or her country, the Optionee may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., Options) under the Plan during such times as the Optionee is considered to have “inside information” regarding the Company (as defined by the laws in the Optionee's country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Insider Trading Policy. The Optionee acknowledges that it is his or her responsibility to comply with any applicable restrictions, including those imposed under the Company’s Insider Trading Policy, and the Optionee is advised to consult with his or her own personal legal and financial advisors on this matter before taking any action related to the Plan.
Section 8.16 - Waiver
The Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee or any other Participant of the Plan.
Section 8.17 - Counterparts
This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

By the Optionee’s execution or electronic acceptance of this Agreement (including the schedules attached hereto) in the manner specified in the Optionee’s online account with the Company’s designated broker/stock plan administrator, the Optionee and the Company have agreed that the Option is granted under and governed by the terms and conditions of the Plan and this Agreement (including the schedules attached hereto).

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY By: Name: Title:

SCHEDULE A
COUNTRY-SPECIFIC APPENDIX TO
SHARE OPTION AWARD AGREEMENT
(Performance-Based and Time-Based Share Options)
WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
2012 EQUITY INCENTIVE PLAN
Terms and Conditions
This Schedule A includes additional terms and conditions that govern the Option granted to the Optionee under the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan, as amended from time to time (the “Plan”) if the Optionee resides in one of the countries listed below. This Schedule A forms part of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.
Notifications
This Schedule A also includes information based on the securities, exchange control and other laws in effect in the Optionee’s country as of October 2015. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information noted herein as the only source of information relating to the consequences of the Optionee’s participation in the Plan because the information may be out of date at the time the Optionee exercises the Option under the Plan.
In addition, the information is general in nature. The Company is not providing the Optionee with any tax advice with respect to the Option. The information provided below may not apply to the Optionee’s particular situation, and the Company is not in a position to assure the Optionee of any particular result. Accordingly, the Optionee is strongly advised to seek appropriate professional advice as to how the tax or other laws in the Optionee’s country apply to the Optionee’s situation.
Finally, if the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working, transfers employment after this Option is granted, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Optionee, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Optionee.
IRELAND
Notifications
Director Reporting Obligation
If the Optionee is a director, shadow director (A shadow director is an individual who is not on the board of directors of the Company or an Irish Subsidiary but who has sufficient control so that the board of directors of the Company or Irish Subsidiary, as applicable, acts in accordance with the directions and instructions of the individual.) or secretary of the Company or an Irish Subsidiary whose interest in the Company represents more than 1% of the Company’s voting share capital, the Optionee must notify the Company or the Irish Subsidiary, as applicable, in writing within five (5) business days of receiving or disposing of an interest in the Company (e.g., an Option, Shares, etc.), or within five (5) business days of becoming aware of the event giving rise to the notification requirement, or within five (5) business days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests will be attributed to the director, shadow director or secretary).
United Kingdom
Terms and Conditions

Tax Withholding Obligations
The following provisions supplements Section 4.3(d) of the Agreement:
The Optionee agrees that if he or she does not pay or the Employer or the Company does not withhold from the Optionee the full amount of Tax-Related Items that the Optionee owes at exercise of the Option, or the release or assignment of the Option for consideration, or the receipt of any other benefit in connection with the Option (the “Taxable Event”), within 90 days of the end of the U.K. tax year in which the Taxable Event occurred, or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount of any uncollected income tax shall constitute a loan owed by the Optionee to the Employer. The Optionee agrees that the loan will bear interest at the official rate of HM Revenue & Customs (“HMRC”) and will be immediately due and repayable by the Optionee, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Optionee by the Employer, from the cash proceeds from the sale of Shares or by demanding cash or a cheque from the Optionee. The Optionee acknowledges that the Company or the Employer may recover any such additional income tax and National Insurance Contributions (“NICs”) at any time thereafter by any of the means referred to in Section 4.3(d) of the Agreement, although the Optionee acknowledges that the Optionee ultimately will be responsible for reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime.
Notwithstanding the foregoing, if Optionee is a Director or executive officer of the Company (within the meaning of Paragraph 13(k) of the Exchange Act), the Optionee will not be eligible for such a loan to cover the unpaid income taxes. In the event that the Optionee is such a Director or executive officer and the income taxes are not collected from or paid by the Optionee by the Due Date, the amount of any uncollected income taxes will constitute a benefit to the Optionee on which additional income tax and NICs (including Employer NICs) will be payable. The Optionee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any NICs due on this additional benefit.
UNITED STATES OF AMERICA
Notifications
Tax Information
The Option is not an incentive stock option within the meaning of Section 422 of the Code.
Exchange Control Information
Under the Foreign Account Tax Compliance Act (“FATCA”), United States taxpayers who hold Shares or rights to acquire Shares (i.e., an Option) may be required to report certain information related to their holdings to the extent the aggregate value of the Options/Shares exceeds certain thresholds (depending on the Optionee’s filing status) with the Optionee’s annual tax return. The Optionee is advised to consult with his or her personal tax or legal advisor regarding any FATCA reporting requirements with respect to the Option or any Shares acquired under the Plan.

SCHEDULE B
AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS FOR EMPLOYEES IN THE UNITED STATES
This Agreement of Restrictive Covenants and Other Obligations for Employees in the United States (the “RCA”) is entered into by and between Willis Group Holdings Public Limited Company (the “Company”) and the participant (the “Participant”) to be effective as of the date the Participant signs or electronically accepts this RCA.
RECITALS
Whereas, Participant is employed by a Subsidiary of the Company;
Whereas, subject to approval by the Committee or the Company’s Share Award Committee, the Participant has been designated to receive a grant of performance-based share options, time-based share options, performance-based restricted share units (“RSUs”) or time-based RSUs under the Company’s 2012 Equity Incentive Plan, as amended from time to time (the “Plan”) and/or performance or time-based cash awards (“Cash Awards” and collectively with time-based or performance-based share options and time-based or performance-based RSUs under the Plan, “Awards”);
Whereas, any share option or RSU Award is subject to the terms and conditions of the Plan, the applicable award agreement (including any country specific terms thereto), and this RCA and in consideration of the applicable share option and/or RSU Award, the Participant shall enter into and acknowledge his or her agreement to the terms and conditions of the Plan, the award agreement and this RCA;
Whereas, the Cash Awards are subject to the applicable award agreement (including any country specific terms thereto) and any other terms and conditions the Company may impose, including the requirement to enter into this RCA in order to be eligible to receive a Cash Award;
Whereas, any Award granted to the Participant is subject to the terms and conditions of the Plan and/or the award agreement applicable to the Participant’s Award (including any country specific terms thereto), and this RCA and in consideration of the Award, the Participant shall enter into and acknowledge his or her agreement to the terms and conditions of the Plan, the award agreement and this RCA;
Whereas, the Participant acknowledges and agrees that he or she desires to receive the Award and understands and agrees any Award is subject to the terms and conditions set forth in the Plan, the applicable award agreement and this RCA.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, in particular the Award, the receipt and sufficiency of which is hereby acknowledged in this recital and within Section 6.4 below, the Parties hereto agree, with the intent to be bound, as follows:
AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS FOR EMPLOYEES IN THE UNITED STATES
Section 1 - Recitals
The Recitals set forth above are an integral part of this RCA, and are incorporated herein by reference.
Section 2 - Definitions

2.1	“Award” shall have the meaning as set forth in the recitals.

2.2
“Business” shall mean insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business performed by the Restricted Group.

2.3	“Committee” shall have the same meaning as set forth in the Plan or the applicable award agreement.

2.4
“Competitor” shall mean any business principally engaged in insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business which is either performed by the Restricted Group or is a business in which the Restricted Group has taken steps toward engaging.

2.5
“Confidential Information” shall mean all trade secrets and non-public information concerning the financial data, strategic business plans, and other non-public, proprietary, and confidential information of the Restricted Group. Confidential Information includes, but is not limited to, the following information: identities of Relevant Clients and Relevant Prospects; identities of companies from which any Subsidiary obtains insurance coverage for Relevant Clients and Relevant Prospects; policy terms, conditions, rates and expiration dates pertaining to Relevant Clients and Relevant Prospects; risk characteristics of Relevant Clients and Relevant Prospects; and non-public information of the Restricted Group concerning insurance markets for particular risks. Confidential Information shall not include information that is within public domain, provided that Participant was not responsible, directly or indirectly, for such information entering the public domain without the Restricted Group’s consent.

2.6
“Directly or indirectly” shall mean the Participant acting either alone or jointly with or on behalf of or by means of or in concert with any other person, firm or company (whether as principal, partner, manager, employee, contractor, director, consultant, investor or similar capacity) or otherwise.

2.7	“Employer” shall mean the Subsidiary that employs the Participant. If the Company ever becomes an employer of the Participant, then the term Employer shall refer to the Company.

2.8	“Employment Agreement” shall mean the contractual terms and conditions which govern the employment of the Participant by Employer.

2.9
“Key Personnel” shall mean any person who is at the date the Participant ceases to be an employee of Employer or was (i) at any time during the period of twelve (12) months prior to that date employed by the Restricted Group, (ii) an employee with whom Participant had dealings, and (iii) employed by or engaged in the Business in a managerial capacity, or was an employee with insurance, reinsurance or other technical expertise.

2.10	“Plan” shall have the meaning set forth in the recitals.

2.11
“Relevant Area” shall mean the counties, parishes, districts, municipalities, cities, metropolitan regions, localities and similar geographic and political subdivisions, within and outside of the United States of America, in which the Employer, the Company or any of its Subsidiaries has carried on Business in which the Participant has been involved or concerned or working on at any time during the period of twelve (12) months prior to the date on which the Participant ceases to be an employed by Employer

2.12
“Relevant Client” shall mean any person, firm or company who or which at any time during the period of twelve (12) months prior to the date on which the Participant ceases to be employed by Employer is or was a client or customer of the Employer, the Company or any of its Subsidiaries or was in the habit and/or practice of dealing under contract with the Employer, the Company or any of its Subsidiaries and with whom or which the Participant had dealings related to the Business) or for whose relationship with the Employer, the Company or any of its Subsidiaries the Participant had responsibility at any time during the said period.

2.13	“Relevant Period” shall mean the period of twenty four (24) months following the date on which the Participant ceases to be employed by Employer.

2.14
“Relevant Prospect” shall mean any person, firm or company who or which at any time during the period of six (6) months prior to the date on which the Participant ceases to be employed by Employer was an active prospective client of the Employer, the Company or any of its Subsidiaries with whom or with which the Participant had dealings related to the Business (other than in a minimal and non-material way).

2.15	“Restricted Group” shall mean the Company and its Subsidiaries, including the Employer, as in existence during the Participant’s employment with Employer and as of the date such employment ceases.

2.16	“Subsidiary” shall mean a direct and/or indirect subsidiary of the Company as well as any associate company which is designated by the Company as being eligible for participation in the Plan.
Section 3 - Non-Solicit and Other Obligations

3.1
The Participant acknowledges that by virtue of his or her management position and as an employee of Employer, the Participant has acquired and will acquire knowledge of Confidential Information of the Restricted Group and their Business. The Participant further acknowledges that the Confidential Information which the Restricted Group has provided and will provide to the Participant would give the Participant a significant advantage if the Participant were to directly or indirectly be engaged in any Business at a Competitor of the Restricted Group.

3.2
Without the Company’s prior written consent, the Participant shall not directly or indirectly, at any time during or after the Participant’s employment with any Employer, disclose any Confidential Information and shall use the Participant’s best efforts to prevent the taking or disclosure of any Confidential Information to a Competitor, or otherwise, except as reasonably may be required to be disclosed by the Participant in the ordinary performance of his or her duties for Employer or as required by law.

3.3	The Participant shall not, for the Relevant Period, directly or indirectly for a Competitor or otherwise:
3.3.1        within the Relevant Area, solicit any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;
3.3.2        within the Relevant Area, accept, perform services for, or deal with any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;
3. 3.3     solicit for employment or entice away from the Restricted Group any Key Personnel; or
3. 3.4    employ or engage or endeavour to employ or engage any Key Personnel.

3.4
To the extent the Participant is a party to an Employment Agreement or other agreement with the Employer, the Company or any Subsidiary that contains post-employment covenants and restrictions, those post-employment covenants and restrictions shall be separate and apart and independent from the covenants and restrictions set forth in Sections 3.2 and 3.3 herein.

3.5
The Participant shall not directly or indirectly, at any time during or after the Participant’s employment with any Employer, take any action or make any statement, written or oral, that disparages or criticizes the business or management of the Employer, the Company or any Subsidiary or any of its or their respective directors, officers, agents, employees, products or services.  Nothing contained herein limits or restricts any rights Participant may have to engage in protected concerted activity under the National Labor Relations Act.

3.6
Participant recognizes and agrees that the payment of damages will not be an adequate remedy for any breach by Participant of any of the covenants set forth in Section 3 of this RCA.  Participant recognizes that irreparable injury will result to Company and/or its Subsidiaries in the event of any such breach and therefore Participant agrees that Company may, in addition to recovering damages, proceed in equity to enjoin Participant from violating any such covenant.

3. 7	The Participant acknowledges that the provisions of this Section 3 are fair, reasonable and necessary to protect the goodwill and interests of the Restricted Group.

Section 4 - Governing Law & Jurisdiction

4.1	This RCA shall be governed by and construed in accordance with the laws of the state of New York, without regard to its conflicts of law principles.

4.2
Any suit, action or proceeding arising out of or relating to this RCA shall only be brought in the State and Federal Courts located in the County of New York, State of New York and the Parties hereto irrevocably and unconditionally submit accordingly to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. The Participant hereby irrevocably and unconditionally waives any objections he or she may now have or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this RCA in the foregoing courts. The Participant further acknowledges that for purposes of N.Y.C.P.L.R. 327(b) and N.Y. G.O.L. Section 5-1402, the value of the Plan is in excess of One Million Dollars ($1,000,000) and the Participant hereby further irrevocably and unconditionally waives any claim that any such suit, action or proceeding brought in the foregoing courts has been brought in an inconvenient forum.

Section 5 - Consideration, Severability, Beneficiaries & Effect on other agreements

5.1
The Parties acknowledge that the provisions of this RCA are severable. If any part or provision of this RCA shall be determined by any court or tribunal to be invalid, then such partial invalidity shall not cause the remainder of this RCA to be or become invalid. If any provision hereof is held unenforceable on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Restricted Group, but would be valid if part of the wording were modified or deleted, as permitted by applicable law, then such restriction or obligation shall apply with such deletions or modifications as may be necessary to make it enforceable.

5.2
The Participant acknowledges that he or she remains bound by any Employment Agreement or any other agreement currently in effect by and between the Participant, on the one hand, and the Employer, the Company or any Subsidiary, on the other hand, including but not limited to any post-employment covenants and restrictions, and this RCA shall be in addition to, and not in place of any such agreements.

5.3
Nothing contained in this RCA constitutes a promise or agreement to employ the Participant for a guaranteed term or otherwise modify the terms and conditions of the Participant’s employment with the Employer.

Section 6 - Miscellaneous

6.1
This RCA, and the provisions hereof, may not be modified, amended, terminated, or limited in any fashion except by written agreement signed by both parties hereto, which specifically states that it is modifying, amending or terminating this RCA.

6.2
The rights and remedies of the Restricted Group under this RCA shall inure to the benefit of any and all of its/their successors, assigns, parent companies, sister companies, subsidiaries and other affiliated corporations, and the successors and assigns of each of them.

6.3	The waiver by either party of any breach of this RCA shall not operate or be construed as a waiver of that party’s rights on any subsequent breach.

6.4
The Participant acknowledges that the Award constitutes adequate consideration to support the covenants and promises made by the Participant within this RCA regardless of whether such Award is ultimately beneficial to Participant.

6.5
The Participant acknowledges and agrees that the Participant shall be obliged to draw the provisions of Section 3 of this RCA to the attention of any third party who may, at any time before or after the termination of the Participant’s employment with Employer, offer to employ or engage him or her and for or with whom Participant intends to work within the Relevant Period.

6.6	The various section headings contained in this RCA are for the purpose of convenience only and are not intended to define or limit the contents of such sections.

6.7
This RCA may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same document. This RCA will be binding, notwithstanding that either party’s signature is displayed only on a facsimile or electronic copy of the signature page.

6.8	Any provisions which by their nature survive termination of this RCA, including the obligations set forth in Sections 3 and 4, shall survive termination of this RCA.

6.9	This RCA has been executed on behalf of the Company electronically and the Participant accepts the electronic signature of the Company.
By the Participant’s execution or electronic acceptance of this RCA in the manner specified in the Participant's online account with the Company’s designated broker/stock plan administrator, the Participant and the Company have agreed to the terms and conditions of this RCA in connection with the Participant’s Award.
Signed for and on behalf of
Willis Group Holdings Public Limited Company by:

/s/______ ___
Name:
Title:
Participant:
Signature: ___________________________________________
Print Name: __________________________________________

AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS FOR EMPLOYEES OUTSIDE OF THE UNITED STATES
This Agreement of Restrictive Covenants and Other Obligations for Employees Outside of the United States (the “Non-U.S. RCA”) is entered into by and between Willis Group Holdings Public Limited Company (the “Company”) and the participant (the “Participant”) to be effective as of the date the Participant signs or electronically accepts this Non-U.S.RCA.
RECITALS
Whereas, Participant is employed by a Subsidiary of the Company;
Whereas, subject to approval by the Committee or the Company’s Share Award Committee, the Participant has been designated to receive a grant of performance-based share options, time-based share options, performance-based restricted share units (“RSUs”) or time-based RSUs under the Company’s 2012 Equity Incentive Plan, as amended from time to time (the “Plan”) and/or performance or time-based cash awards (“Cash Awards” and collectively with time-based or performance-based share options and time-based or performance-based RSUs under the Plan, “Awards”);
Whereas, any share option or RSU Award is subject to the terms and conditions of the Plan, the applicable award agreement (including any country-specific terms thereto), and this Non-U.S. RCA and in consideration of the applicable share option and/or RSU Award, the Participant shall enter into and acknowledge his or her agreement to the terms and conditions of the Plan, the award agreement and this non-U.S. RCA;
Whereas, the Cash Awards are subject to the applicable award agreement (including any country-specific terms thereto) and any other terms and conditions the Company may impose, including the requirement to enter into this Non-U.S. RCA in order to be eligible to receive a Cash Award;
Whereas, the Participant acknowledges and agrees that he or she desires to receive the Awards and understands and agrees such Awards are subject to the terms and conditions set forth in the applicable Plan, the award agreement and this Non-U.S. RCA and such other written agreements and documentation as the Company or the Employer may require;
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, in particular the Awards, the sufficiency of which is acknowledged in this recital and within Section 5.4 below, the parties hereby agree as follows:
AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS FOR EMPLOYEES OUTSIDE OF THE UNITED STATES
Section 1 - Recitals
The Recitals set forth above are an integral part of this Non-U.S. RCA, and are incorporated herein by reference.
Section 2 - Definitions

2.1	“Award” shall have the meaning as set forth in the recitals.

2.2
“Business” shall mean insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business performed by the Restricted Group.

2.3	“Committee” shall have the same meaning as set forth in the Plan or the applicable award agreement.

2.4	“Competitor” shall mean any business principally engaged in insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business which is either performed by the Restricted Group or is a business in which the Restricted Group has taken steps toward engaging. It is further provided that Competitor includes, but is not limited to, the following businesses and their respective subsidiaries and/or other affiliates: Aon Corporation, Arthur J Gallagher & Co, Marsh Incorporated and Jardine Lloyd Thompson Plc.

2.5
“Confidential Information” shall mean all trade secrets and non-public information concerning the financial data, strategic business plans, and other non-public, proprietary, and confidential information of the Company or any of its Subsidiaries.

2.6
“directly or indirectly” shall mean the Participant acting either alone or jointly with or on behalf of or by means of any other person, firm or company (whether as principal, partner, manager, employee, contractor, director, consultant, investor or similar capacity).

2.7	“Employer” shall mean the Subsidiary that employs the Participant. If the Company ever becomes an employer of the Participant, then the term Employer shall refer to the Company.

2.8	“Employment Agreement” shall mean the contractual terms and conditions which govern the employment of the Participant by Employer.

2.9
“Garden Leave” shall mean any period during any notice period where Employer requires the Participant to remain available to respond to questions and requests from the Employer, but not to perform any work or services for Employer (unless expressly instructed by Employer to do so) or to enter into the office(s) of the Restricted Group without the prior written consent of Employer.

2.10
“Key Personnel” shall mean any person who is at the date the Participant ceases to be an employee of Employer or was at any time during the period of twelve months prior to that date employed by the Restricted Group and who was an employee with whom the Participant had dealings other than in a minimal and non-material way and who was employed by or engaged in the Business in an executive or senior managerial capacity, or was an employee with insurance, reinsurance or other technical expertise.

2.11	“Plan” shall have the meaning set forth in the recitals.

2.12
“Relevant Area” shall mean: such country or countries in which the Participant has carried on Business on behalf of the Company or any of its Subsidiaries in which the Participant has been involved or concerned or worked on other than in a minimal and non-material way at any time during the period of 12 months prior to the date on which the Participant ceases to be employed by Employer.

2.13
“Relevant Client” shall mean any person, firm or company who or which at any time during the period of twelve months prior to the date on which the Participant ceases to be employed by Employer is or was a client or customer of the Company or any of its Subsidiaries or was in the habit and/or practice of dealing under contract with the Company or any of its Subsidiaries and with whom or which the Participant had dealings related to the Business (other than in a minimal and non-material way) or for whose relationship with the Company or any of its Subsidiaries the Participant had responsibility at any time during the said period.

2.14
“Relevant Period” shall mean the period of twelve months following the date on which the Participant ceases to be employed by Employer reduced by the length of any period of Garden Leave (if applicable) observed by the Participant at the instruction of Employer.

2.15
“Relevant Prospect” shall mean any person, firm or company who or which at any time during the period of twelve months prior to the date on which the Participant ceases to be employed by Employer was an active prospective client of the Company or any of its Subsidiaries with whom or with which the Participant had dealings related to the Business (other than in a minimal and non-material way).

2.16	“Restricted Group” shall mean the Company and its Subsidiaries, as in existence during the Participant’s employment with Employer and as of the date such employment ceases.

2.17	“Subsidiary” shall mean a direct and/or indirect subsidiary of the Company as well as any associate company which is designated by the Company as being eligible for participation in the Plan.
Section 3 - Non-Solicit and Other Obligations

3.1
The Participant acknowledges that by virtue of his or her senior management position and as an employee of Employer, the Participant has acquired and will acquire knowledge of Confidential Information of the Restricted Group and their Business. The Participant further acknowledges that the Confidential Information which the Restricted Group has provided and will provide to the Participant would give the Participant a significant advantage if the Participant were to directly or indirectly be engaged in any Business at a Competitor of the Restricted Group.

3.2
Without the Company’s prior written consent, the Participant shall not directly or indirectly, at any time during or after the Participant’s employment with any Employer, disclose any Confidential Information and shall use the Participant’s best efforts to prevent the taking or disclosure of any Confidential Information, except as reasonably may be required to be disclosed by the Participant in the ordinary performance of his or her duties for Employer or as required by law.

3.3
The Participant shall provide a minimum of three months notice or such notice contained in the Participant’s Employment Agreement, whichever is the longer, in the event of his or her resignation from employment with Employer. The Participant shall provide a written resignation letter to Employer prior to the commencement of any such notice period. To the extent allowed by applicable law, the Participant may be placed on Garden Leave for all or any portion of any notice period. During the notice period, whether or not the Participant is on Garden Leave, the Participant shall remain an employee of Employer and shall continue to receive the Participant’s full salary and benefits.

3.4
The Company or Employer shall have the discretion to apply a shorter period than the notice period set forth in 3.3 provided that in exercising this discretion and to the extent allowed by applicable law it shall pay to the Participant the value of the unexpired portion of his or her notice period.

3.5	The Participant shall not, for the Relevant Period, directly or indirectly:
3.5.1        within the Relevant Area, solicit any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;
3.5.2        within the Relevant Area, accept, perform services for, or deal with any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;
3.5.3         solicit for employment or entice away from the Restricted Group any Key Personnel; or
3.5.4        employ or engage or endeavour to employ or engage any Key Personnel.

3.6
To the extent the Participant is a party to an Employment Agreement or other agreement with the Restricted Group that contains post-employment restrictions, those post-employment restrictions shall run concurrently with the post-employment restrictions contained in this Section 3.

3.7	The Participant acknowledges that the provisions of this Section 3 are fair, reasonable and necessary to protect the goodwill and interests of the Restricted Group.
Section 4 - Non-Disparagement

4.1
The Employer and Participant agree not to act in any manner detrimental to each other or cause to be made any derogatory statements concerning each other (including an obligation on the Employer and Participant not to make any statement whether oral or in writing which may have the effect of damaging the reputation of the other) including, in Participant’s case, concerning the business, officers, employees, directors (including any non-executive directors or former directors), consultants, agents, distributors, clients or customers (whether former or current) or otherwise of the Restricted Group.

4.2
The Employer and Participant further agree that without the prior written consent of the other party they shall not make, or cause to be made, any statement or comment to the press (whether local, national or specialist) or any other media concerning Participant’s employment with the Employer or, where applicable, his or her termination of employment for any reason.

Section 5 - Governing Law & Jurisdiction

5.1	This Non-U.S. RCA shall be governed by and construed in accordance with the laws of the jurisdiction in which Participant is employed by Employer, without regard to its conflict of laws.

5.2
The courts of the jurisdiction in which the Participant is employed by Employer shall have jurisdiction to hear any suit, action or proceeding and to settle any disputes which may arise out of or in connection with this Non-U.S. RCA and for such purposes the parties hereto irrevocably submit to the jurisdiction of such courts.

Section 6 - Consideration, Severability, Beneficiaries & Effect on other agreements

6.1
The Participant acknowledges that the covenants and undertakings he or she has made herein, including those made in Section 3, are being given for the benefit of the Restricted Group, including Employer, and may be enforced by the Company and/or by its Subsidiaries, including for avoidance of doubt, Employer, on behalf of all or any of them and that such Subsidiaries are intended beneficiaries of this Non-U.S. RCA.

6.2
The parties acknowledge that the provisions of this Non-U.S. RCA are severable. If any part or provision of this Non-U.S. RCA shall be determined by any court or tribunal to be invalid, then such partial invalidity shall not cause the remainder of this Non-U.S. RCA to be or become invalid. If any provision hereof is held unenforceable on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Restricted Group, but would be valid if part of the wording were modified or deleted, as permitted by applicable law, then such restriction or obligation shall apply with such deletions or modifications as may be necessary to make it enforceable.

6.3
The Participant acknowledges that he or she remains bound by any Employment Agreement or any other agreement entered into by the Participant with the Restricted Group and this Non-U.S. RCA shall be in addition to, and not in place of any such agreements. The Participant further acknowledges that in the event of any breach by the Participant of any provision contained in such agreements or this Non-U.S. RCA, the Company and/or any Subsidiary, including for avoidance of doubt Employer, may, in their discretion, enforce any term and condition of those agreements and/or this Non-U.S. RCA.

6.4	The Participant acknowledges that any Awards, separately and/or together, constitute adequate consideration to support the covenants and promises made by the Participant within this Non-U.S. RCA.
Section 7 - Miscellaneous

7.1	This Non-U.S. RCA may not be modified except by written agreement signed by both parties hereto.

7.2
The rights of the Restricted Group under this Non-U.S. RCA shall inure to the benefit of any and all of its/their successors, assigns, parent companies, sister companies, subsidiaries and other affiliated corporations.

7.3	The waiver by either party of any breach of this Non-U.S. RCA shall not operate or be construed as a waiver of that party’s rights on any subsequent breach.

7.4
The Participant acknowledges and agrees that the Participant shall be obliged to draw the provisions of Section 3 to the attention of any third party who may, at any time before or after the termination of the Participant’s employment with Employer, offer to employ or engage him and for or with whom the Participant intends to work within the Relevant Period.

7.5	The various section headings contained in this Non-U.S. RCA are for the purpose of convenience only and are not intended to define or limit the contents of such sections.

7.6
This Non-U.S. RCA may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same document. This Non-U.S. RCA will be binding, notwithstanding that either party’s signature is displayed only on a facsimile copy of the signature page.

7.7.	Any provisions which by their nature survive termination of this Non-U.S. RCA, including the obligations set forth in Sections 3 and 4 shall survive termination of this Non-U.S. RCA.
By the Participant’s execution or electronic acceptance of this RCA in the manner specified in the Participant’s online account with the Company’s designated broker/stock plan administrator, the Participant and the Company have agreed to the terms and conditions of this RCA in connection with the Participant’s Award.
Signed for and on behalf of
Willis Group Holdings Public Limited Company by:

/s/ ______ _
Name:
Title:
Participant:
Signature: ___________________________________________
Print Name: __________________________________________